Independent Committee of the Board of Directors
of Cablevision Systems Corporation

Class A Directors of the Board of Directors
of Cablevision Systems Corporation

March 3, 2005

Mr. Charles F. Dolan
Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11748-3581

Dear Chuck:

As you know, on February 28th, after failing to reach an agreement with VOOM HD, LLC concerning an acquisition of the VOOM assets that are not under contract to be sold to EchoStar Satellite L.L.C., the Special Committee and the Board determined that negotiations should cease and that the VOOM business should be shut down.

In a call with you yesterday morning, you told us that you intend to approach EchoStar to negotiate an arrangement whereby, with EchoStar’s agreement, Rainbow-1 could be brought together with the VOOM business outside of Cablevision. You agreed that whether you were able to succeed in that effort or not, Cablevision would get out of the satellite business, and you told us explicitly that you would not take any action to override any decision that the Board took on or before February 28th. For our part, we agreed to support a delay in the shutdown of VOOM for a short period while you engage in those discussions and that if you are able to negotiate such an arrangement with EchoStar on terms satisfactory to us, we would be prepared to renew discussions with you for a sale of the VOOM business, so long as the totality of such arrangements puts Cablevision in a significantly better position than it would be in were it to close the pending transaction with EchoStar and engage in a shutdown of the VOOM business.

We now understand that the VOOM business continues to take on subscribers and that this is being done, at least in part, through a newly-created web site (voomllc.com) remarkably similar to VOOM’s existing web site (voom.com). These efforts -- likely to deceive new subscribers and the public into believing that VOOM is still an authorized going business of Cablevision -- are in direct contradiction to the action taken by the Board on February 28th because they are an expansion rather than a shutdown of the business, and they are being done with funds that have not been authorized by the Board. To be clear, Cablevision had authorized funding for VOOM through February 28th, and the Board did not extend that funding beyond that date. It is imperative that this expansion of the business stop immediately and that actions taken by the Board be respected and carried out by the company’s officers.

We are very concerned that the VOOM situation resolve itself promptly. In all events, you must ensure that your actions do not jeopardize our obligations to EchoStar or delay the company’s exit from the VOOM business. If you are unable to come to terms with EchoStar in the very near future, we expect that you will honor your commitment to us to do nothing to impede a shutdown of the VOOM business. We look forward to a report from you by our March 7th Board Meeting.

Sincerely,

/s/ Victor Oristano
Victor Oristano
   On Behalf of the Independent Committee and the
   Class A Directors

cc:	Board of Directors of Cablevision Systems Corporation